BRIGHTHOUSE FUNDS TRUST I

CLASS B, CLASS C, AND CLASS E

BRIGHTHOUSE FUNDS TRUST II

CLASS B, CLASS D, CLASS E, CLASS F, AND CLASS G

DISTRIBUTION AND SERVICES PLAN

This Plan (the “Plan”) constitutes the Distribution and Services Plan relating to Class B, Class C, and Class E shares (each, a Class) of each Portfolio of the BRIGHTHOUSE FUNDS TRUST I (“BHF I” ) (each, a Class) of each series (each, a “Portfolio”) and to Class B, Class D, Class E, Class F, and Class G shares of the BRIGHTHOUSE FUNDS TRUST II (“BHF II” and with BHF I, the “Trusts”).

Section 1. BHF II, on behalf of each of its Portfolios, may pay to BRIGHTHOUSE SECURITIES, LLC, a Delaware corporation which acts as the Principal Distributor of the Portfolio’s shares, or such other entity as shall from time to time act as the Principal Distributor of the Portfolios’ shares (the “Distributor”), a fee (the “Service Fee”) at an annual rate not to exceed 0.25% of such Portfolios’ average daily net assets attributable to the Class B, Class D, Class E, Class F, and Class G shares, and BHF I on behalf of each of its Portfolios, may pay to the Distributor a Service Fee at an annual rate not to exceed 0.25% of such Portfolios’ average daily net assets attributable to the Class C shares. Subject to such limit, the Service Fee with respect to each Class shall be as approved from time to time by (a) the Trustees of the Trusts and (b) the Independent Trustees of the Trusts. The Service Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine. If at any time this Plan shall not be in effect with respect to all Class B, Class D, Class E, Class F, and Class G shares of all Portfolios of BHF II, the Service Fee shall be computed on the basis of the net assets of the Class B, Class D, Class E, Class F, and Class G shares of those Portfolios for which the Plan is in effect. Similarly, if at any time this Plan shall not be in effect with respect to all Class C shares of all Portfolios of BHF I, the Service Fee shall be computed on the basis of the net assets of the Class C shares of those Portfolios for which the Plan is in effect.

The Distributor may pay all or any portion of the Service Fee in respect of a Class of any Portfolio to securities dealers or other organizations (including, but not limited to, any affiliate of the Distributor) as service fees pursuant to agreements with such organizations for providing personal services to investors in such Class and/or the maintenance of shareholder accounts, and may retain all or any portion of the Service Fee in respect of such Class as compensation for providing personal services to investors in such Class and/or the maintenance of shareholder accounts. All payments under this Section 1 are intended to qualify as “service fees” as defined in Rule 2830 of the FINRA Conduct Rules (the “FINRA Rule”).

Section 2. In addition to the Service Fee, BHF II, on behalf of each of its Portfolios, may pay to the Distributor a fee (the “Distribution Fee” and together with the Service Fee, the “Fees”) at an annual rate of up to 0.25% of the Portfolio’s average daily net assets attributable to the Class B, Class D, Class E, Class F, and Class G shares in consideration of the services rendered in connection with the sale of such shares by the Distributor, and BHF I, on behalf of each of its Portfolios, may pay to the Distributor a Distribution Fee at an annual rate of up to 0.50% of the Portfolio’s average daily net assets attributable to the Class B shares, 0.75% of such Portfolios’ average daily net assets attributable to the Class C shares, and 0.25% of such Portfolios’ average daily net assets attributable to the Class E shares in consideration of the services rendered in connection with the sale of such shares by the Distributor. Subject to such restriction and subject to the provisions of Section 9 hereof, the Distribution Fee with respect to each Class of each of the Trusts shall be as approved from time to time by (a) the Trustees of the Trusts and (b) the Independent Trustees of the Trusts. The Distribution Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine. If at any time this Plan shall not be in effect with respect to all Class B, Class D, Class E, Class F, and Class G shares of all Portfolios of BHF II, the Distribution Fee shall be computed on the basis of the net assets of the Class B, Class D, Class E, Class F, and Class G shares of those Portfolios of BHF II for which the Plan is in effect. Similarly, if at any time this Plan shall not be in effect with respect to all Class B, Class C, and Class E shares of all Portfolios of BHF I, the Distribution Fee shall be computed on the basis of the net assets of the Class B, Class C, and Class E shares of those Portfolios of BHF I for which the Plan is in effect.

The Distributor may pay all or any portion of the Distribution Fee in respect of a Class of any Portfolio to securities dealers or other organizations (including, but not limited to, any affiliate of the Distributor) as commissions, asset-based sales charges or other compensation with respect to the sale of shares of such Class, and may retain all or any portion of the Distribution Fee in respect of such Class as compensation for the Distributor’s services as principal underwriter of the shares of such Class. All payments under this Section 2 are intended to qualify as “asset-based sales charges” as defined in the FINRA Rule.

Section 3. The Fees payable with respect to a particular Class of a Portfolio may not be used to subsidize the distribution of shares of, or provision of shareholder services to, any other Class of any Portfolio. Subject to the foregoing sentence, some or all of the Distribution Fee paid to the Distributor may be spent on any activities or expenses primarily intended to result in the sale of Class B, Class D, Class E, Class F, and Class G shares of BHF II and Class B, Class C, and Class E shares of BHF I, including but not limited to the following:

(a) compensation to and expenses of employees of the Distributor, including overhead and telephone expenses, who engage in the distribution of a Class of shares;

(b) printing and mailing of prospectuses, statements of additional information and reports for prospective purchasers of variable annuity or variable life insurance contracts (“Variable Contracts”) investing indirectly in a Class of shares of a Portfolio;

(c) compensation to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with the distribution of Variable Contracts;

(d) expenses relating to the development, preparation, printing and mailing of advertisements, sales literature and other promotional materials describing and/or relating to the Trusts;

(e) expenses of holding seminars and sales meetings designed to promote the distribution of a Class of shares;

(f) expenses of obtaining information and providing explanations to Variable Contract owners regarding investment objectives and policies and other information about the Trusts and their Portfolios and Classes, including the performance of the Portfolios;

(g) expenses of training sales personnel regarding the Trusts; and

(h) expenses of compensating sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to the Trusts.

Section 4. This Plan shall not take effect until it has been approved by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the “Act”) or the rules and regulations thereunder) of both (a) the Trustees of the Trusts, and (b) the Independent Trustees of the Trusts cast in person at a meeting called for the purpose of voting on this Plan.

Section 5. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 4.

Section 6. Any person authorized to direct the disposition of monies paid or payable by shares of any Class pursuant to this Plan or any related agreement shall provide to the Trustees of the Trusts, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 7. This Plan may be terminated at any time with respect to the shares of any Class of any Portfolio by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities representing such Class.

Section 8. All agreements with any person relating to implementation of this Plan with respect to shares of any Class of any Portfolio shall be in writing, and any agreement related to this Plan with respect to any such Class of shares shall provide:

(a) that such agreement shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 4;

(b) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities representing such Class, or by any other party to the agreement, on not more than 60 days’ written notice to any other party to the agreement; and

(c) that such agreement shall terminate automatically in the event of its assignment.

Section 9. This Plan may not be amended to increase materially the amount of the Distribution Fee permitted to be paid by a Class of any Portfolio of each of the Trusts pursuant to Section 2 hereof without approval by a vote of at least a majority of the outstanding voting securities representing such Class, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 4.

Section 10. While this Plan is in effect, the selection and nomination of the Independent Trustees will be committed to the discretion of the Independent Trustees.

Section 11. As used in this Plan, (a) an “Independent Trustee” shall mean each Trustee of the Trusts who is not an interested persons of the Trusts, and who has no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment”, “interested person” and “majority of the outstanding voting securities” shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions or interpretations as may be granted or issued by the Securities and Exchange Commission.